Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 4, 2020, with respect to the combined abbreviated financial statements of Kennedy Endeavors, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

June 12, 2020